Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401

   LABCORP® LICENSES THE SIGNATURE GENETICS™ PHARMACOGENETIC
INTERPRETATION AND REPORTING SERVICE

   Proprietary Service Helps Physicians Use CYP450 Information to Customize
Medications for Optimal Patient Treatment

Burlington, NC, January 23, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has licensed a drug response interpretation service from Seryx, LLC called Signature Genetics™.

Increasingly, physicians are using pharmacogenetic tests such as cytochrome P450 (CYP450) to determine if an individual carries genetic variants, or polymorphisms, impacting the safety or effectiveness of many commonly prescribed drugs. Some CYP450 polymorphisms cause patients to metabolize drugs too quickly, thereby reducing the drug’s effectiveness at standard doses, while other variants slow the rate of drug metabolism, creating potentially toxic drug levels. Even with results from the various pharmacogenetic tests for CYP450, however, many physicians still resort to “trial and error” for prescribing and dosing drugs because the genetic information is complex and difficult to interpret.

The Signature Genetics™ interpretation and reporting service is intended to help take the “trial and error” out of selecting the most appropriate drug and establishing the most effective dosage for a given individual. Clinical and CYP450 genetic test information is evaluated by a vast “Signature Knowledge Base” and a comprehensive, actionable and personalized report is produced. The report details which medications should work most effectively and at what dose, which treatments might cause adverse reactions and/or react with other concurrent treatments, and which types of lifestyle and nutritional changes would have the greatest impact on improving patient health.

“LabCorp continually seeks to provide the latest testing technology and services to advance patient care,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “Combining genetic and clinical information and Seryx’s robust technology to translate that information into a personalized action plan, is a high-value proposition for LabCorp physicians and their patients.”

About Seryx

A medical information technology company specializing in pharmacogenetics, Seryx Ltd., is based in Montreal, Quebec (Canada) with offices in the U.S., Europe and Asia. Seryx currently offers cytochrome P450 interpretive information. More information about Seryx can be found at: www.signaturegenetics.com .

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT; US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings, and will be included in the Company’s Form 10-K for the year ended December 31, 2005, when filed.